Exhibit 1

Summary Schedule of Funded Debt at December 31, 2022

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	8	0.000% - 0.003%	2023 – 2026	7,000	6,106	6,563
Australian dollars	9	0.001% - 0.005%	2024 – 2033	990	634	631
Swiss francs	1	0.001%	2023	225	184	228
Euros	38	0.000% - 0.002%	2023 – 2035	16,078	16,078	16,078
Pounds sterling	10	0.000% - 0.001%	2025 – 2027	1,680	1,975	1,894
New Zealand dollars	1	0.003%	2029	55	33	32
Norwegian krone	5	0.002% - 0.002%	2024 – 2027	3,375	337	321
Hong Kong dollars	4	0.000% - 0.002%	2023 – 2027	1,300	145	156
Canadian dollars	1	0.001%	2024	300	208	208
Turkish lira	1	0.018%	2024	168	15	8
Japanese yen	0	0.000%	0	0	0	0
Swedish krona	1	0.000%	2023	1,500	143	135
Total	79				25,858	26,256

(1)	The equivalent in euro is computed using the exchange rate at trade date.
(2)	The equivalent in euro is computed using the exchange rate at December 31, 2022.

Schedule of Annual Amortization of Funded Debt Outstanding at December 31, 2022
(in millions of Euro(1)(2))

Currency	2023	2024	2025	2026	2027	2028 and after	Total
U.S. dollars	2,344	1,406	1,875	938	0	0	6,563
Australian dollars	0	382	0	0	159	89	631
Swiss francs	228	0	0	0	0	0	228
Euros	1,363	2,021	1,544	2,250	2,125	6,775	16,078
Pounds sterling	0	0	1,049	282	564	0	1,894
New Zealand dollars	0	0	0	0	0	32	32
Norwegian krone	0	226	0	0	95	0	321
Hong Kong dollars	72	36	0	0	48	0	156
Canadian dollars	0	208	0	0	0	0	208
Japanese yen	0	0	0	0	0	0	0
Turkish lira	0	8	0	0	0	0	8
Swedish krona	135	0	0	0	0	0	135
Total	4,143	4,288	4,467	3,469	2,991	6,897	26,256

(1)	The equivalent in euro is computed using the exchange rate at December 31, 2022.
(2)	Excluding accrued interest and value adjustment of debt securities hedged by derivatives.